Exhibit 99.1

NEWS RELEASE

Contact: Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH COMPLETES SALE OF PRODUCT SUPPORT BUSINESS TO AAR

RADNOR, Pa. – March 1, 2024 – Triumph Group, Inc. (NYSE: TGI) ("TRIUMPH" or the “Company”) announced today that it has completed the sale of its Product Support business to AAR CORP. (NYSE: AIR). The transaction is valued at $725 million, and the net after-tax proceeds are expected to be approximately $700 million, which will primarily be used for debt reduction.

The Product Support business is an industry leader in the Maintenance, Repair and Overhaul (MRO) of structures and airframe and engine accessories, servicing both the commercial and military aftermarkets across five primary locations.

“We are pleased to complete this transformative divestiture which delivers immediate and substantial value to TRIUMPH and our stakeholders. This transaction enables TRIUMPH to greatly accelerate our deleveraging progress while placing our third-party Product Support business with a market-leading MRO company that has a proven track record of customer support” said Dan Crowley, TRIUMPH’s chairman, president, and chief executive officer. “By strengthening our balance sheet and focusing on our OEM component, spares and IP-based aftermarket business, TRIUMPH will further improve its capacity to win and expects to profitably grow in the expanding markets we serve.”

Upon completion of the transaction, TRIUMPH will advance in aerospace and its adjacent markets as a value-added and IP-based business. The Systems & Support segment will consist of three pure play engineered systems components and aftermarket companies focused on Actuation Products and Services, Systems Electronics and Controls, and Geared Solutions. Together with the Interiors segment, TRIUMPH now has 21 sites and approximately 4,500 employees, and over 60% of the Company’s products and services will be based on TRIUMPH intellectual property and 90% supplied on a sole-sourced basis.

About TRIUMPH

TRIUMPH, headquartered in Radnor, Pennsylvania, designs, develops, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems and components. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the Company’s website at triumphgroup.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow or use, cost savings, operational efficiencies and organizational restructurings and our evaluation of potential adjustments to reported amounts, as described above. Forward-looking statements may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,’’ “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” or similar expressions and the negatives of those terms. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Such risks and uncertainties include, without limitation the inability to increase the Company’s profitability and growth, adequately deleverage its business, strengthen its balance sheet and win new business. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.